Exhibit 4A

Executed Copy

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of the 21st day of November, 2005, by and among BASSETT FURNITURE INDUSTRIES, INCORPORATED, a Virginia corporation (the “Borrower”), BRANCH BANKING AND TRUST COMPANY, as Agent and Issuing Bank, BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, as an Issuing Bank, Swing Line Lender and as a Bank and BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, INC., THE E.B. MALONE CORPORATION, BASSETT DIRECT STORES, INC., BASSETT DIRECT NC, LLC and BASSETT DIRECT SC, LLC (collectively referred to herein as the “Guarantors”).

R E C I T A L S:

The Borrower, the Agent, the Guarantors and the Banks have entered into a certain Second Amended and Restated Credit Agreement dated October 29, 2004 (the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Borrower and Guarantors have requested the Agent and the Banks to amend the Credit Agreement to modify certain provisions of the Credit Agreement as more fully set forth herein. The Banks, the Agent, the Guarantors and the Borrower desire to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors, the Agent and the Banks, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Amendments. The Credit Agreement is hereby amended as set forth in this Section 2.

SECTION 2.01. Amendment to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended to amend the following definitions:

“Consolidated Total Debt” means at any date, without duplication, the sum of: (1) all Debt of the Borrower and its Consolidated Subsidiaries, (2) all obligations (absolute or contingent) of the Borrower and its Consolidated Subsidiaries to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, and (3) all Contingent BFD Liabilities, all as determined in accordance with GAAP.

“Contingent BFD Liabilities” shall mean at any date, without duplication: (i) all indebtedness, liabilities and obligations of any Person in connection with or arising from the acquisition, development, construction or ownership of a “BFD Store” Guaranteed by the Borrower or any of its Consolidated Subsidiaries (or with respect to which the Borrower or any Consolidated Subsidiary has provided a written commitment or agreement to issue such a Guaranty); (ii) all indebtedness, liabilities and obligations of any Person in connection with or arising from a loan Guaranteed by the Borrower or any of its Consolidated Subsidiaries (or with respect to which the Borrower or any Consolidated Subsidiary has provided a written commitment or agreement to issue such a Guaranty), including, without limitation, Licensee Loans; (iii) the Applicable Percentage of all payments that the Borrower or any Consolidated Subsidiary is obligated to make under an Assigned BFD Lease (without giving effect to any assignment or sublease); and (iv) the Applicable Percentage of all payments that any Person (including without limitation a Consolidated Subsidiary of the Borrower), as lessee under a Guaranteed BFD Lease is obligated to make under such Guaranteed BFD Lease; provided, however: (A) if a guaranty issued by the Borrower or Consolidated Subsidiary in connection with a Guaranteed BFD Lease is applicable only during a specified period of time, the amount included in this subitem (iv) of the definition of Contingent BFD Liabilities shall be: (1) limited to the Applicable Percentage of all payments scheduled to be made by any Person as lessee under a Guaranteed BFD Lease during the period during which such guaranty by the Borrower or Consolidated Subsidiary, as the case may be, is effective; and (2) shall be included in the determination of Contingent BFD Liabilities only during the portion of the lease term that such guaranty by the Borrower or Consolidated Subsidiary, as the case may be, is effective; and (B) if the Borrower or Consolidated Subsidiary is primarily liable under a Guaranteed BFD Lease as a tenant or lessee, the amount included in subitem (iv) of the definition of Contingent BFD Liabilities shall include the Applicable Percentage of all payments scheduled to be made by any Person as lessee under such Guaranteed BFD Lease during its term. As used herein, “Applicable Percentage” shall mean 55%.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,

(v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (xi) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Guaranteed BFD Leases” means any and all leases of “BFD Stores” with respect to which the Borrower or any of its Consolidated Subsidiaries: (i) have Guaranteed the indebtedness, liabilities or obligations of any Person (including, without limitation, a Consolidated Subsidiary of the Borrower) as tenant or lessee thereunder; and/or (ii) are primarily liable under such lease as a tenant or lessee.

“Termination Date” means November 30, 2007.

SECTION 2.02. Amendment to Section 5.05. Section 5.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.05. Ratio of Consolidated Total Debt to Consolidated Total Capitalization. Commencing on the Fiscal Quarter ending on August 28, 2004 and continuing on the last day of each Fiscal Quarter thereafter, the ratio of Consolidated Total Debt to Consolidated Total Capitalization will not exceed 0.40.

SECTION 2.03. Amendment to Section 5.07. Section 5.07 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.07. Contingent BFD Liabilities. (a) Neither the Borrower nor any Consolidated Subsidiary shall, directly or indirectly, issue, assume, create, incur or suffer to exist any Contingent BFD Liability except for Contingent BFD Liabilities, the aggregate outstanding principal amount of which shall not at any time exceed $85,000,000 in the aggregate.

SECTION 2.04. Amendment to Section 5.34. Section 5.34 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 5.34. Operating Leases. No Loan Party nor any Subsidiary of a Loan Party shall create, assume or suffer to exist any operating lease except operating leases which: (1) are entered into in the ordinary course of business, and (2) the aggregate indebtedness, liabilities and obligations of the Loan Parties under all such operating leases (excluding Assigned BFD Leases and Guaranteed BFD Leases) during any period of four (4) consecutive Fiscal Quarters shall at no time exceed $5,000,000.

SECTION 2.05 Amendment to Section 5.01. Section 5.01 of the Credit Agreement is hereby amended to amend and restate subsection (o) and add a new subsection (p) to read as follows:

(o) simultaneously with the delivery of each set of financial statements referred to in clause (b) above, a report in form satisfactory to the Agent setting forth comparative same store sales information for “BFD Stores;” and

(p) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

SECTION 3. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Banks hereunder are subject to the following conditions, unless the Banks waive such conditions:

(a) receipt by the Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party; and

(b) the fact that the representations and warranties of the Borrower and Guarantors contained in Section 5 of this Amendment shall be true on and as of the date hereof.

SECTION 4. No Other Amendment. Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Banks and the Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrower and Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended and the other Loan Documents, the Credit Agreement, as amended, and the other Loan Documents being hereby ratified and affirmed. The Borrower and the Guarantors hereby expressly agree that the Credit Agreement, as amended, and the other Loan Documents are in full force and effect.

SECTION 5. Representations and Warranties. The Borrower and Guarantors hereby represent and warrant to each of the Banks as follows:

(a) No Default or Event of Default, nor any act, event, condition or circumstance which with the passage of time or the giving of notice, or both, would constitute an Event of Default, under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived hereby or otherwise by the Banks on the date hereof.

(b) The Borrower and Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder, or thereunder, to be done, observed and performed by them.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and Guarantors and constitutes legal, valid and binding obligations of the Borrower and Guarantors enforceable against them in accordance with its terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the performance hereunder by the Borrower and Guarantors do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of the Borrower or any Guarantor, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower or any Guarantor is party or by which the assets or properties of the Borrower or any Guarantor are or may become bound.

SECTION 6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

SECTION 8. Effective Date. This Amendment shall be effective as of November 18, 2005 (the “Effective Date”).

SECTION 9. Fee. The Borrower hereby agrees to pay to the Banks an amendment fee in an amount equal to $25,000.00.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:	/s/ Barry C. Safrit	(SEAL)
Name:	Barry C. Safrit
Title:	Vice President and Chief Financial Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

BASSETT FURNITURE INDUSTRIES OF NORTH CAROLINA, INC.

By:	/s/ Barry C. Safrit	(SEAL)
Name:	Barry C. Safrit
Title:	Vice President and Chief Financial Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

THE E.B. MALONE CORPORATION

By:	/s/ Barry C.Safrt	(SEAL)
Name:	Barry C. Safrit
Title:	Vice President and Chief Financial Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

BASSETT DIRECT STORES, INC.

By:	/s/ Barry C. Safrit	(SEAL)
Name:	Barry C. Safrit
Title:	Vice President and Chief Financial Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

BASSETT DIRECT NC, LLC

By:	Bassett Direct Stores, Inc., its sole manager

By:	/s/ Barry C. Safrit	(SEAL)
Name:	Barry C. Safrit
Title:	Vice President and Chief Financial Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

BASSETT DIRECT SC, LLC

By:	Bassett Direct Stores, Inc., its sole manager

By:	/s/ Barry C. Safrit	(SEAL)
Name:	Barry C. Safrit
Title:	Vice President and Chief Financial Officer

By:	/s/ Jay R. Hervey	(SEAL)
Name:	Jay R. Hervey
Title:	Vice President, General Counsel and Secretary

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BRANCH BANKING AND TRUST COMPANY, as Agent and an Issuing Bank

By:	/s/ Cory Boyte	(SEAL)
Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, as an Issuing Bank, Swing Line Lender and as a Bank

By:	/s/ Thatcher Townsend	(SEAL)
Title:	Senior Vice President

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